Exhibit 4.1a

AMENDMENT TO THE ARTICLES OF INCORPORATION
OF
NetJ.com, Corp.

(after payment of capital and issuance of stock)

We the Undersigned, Officers of NetJ.com, Corp. (“the Corporation”) hereby certify:

1.	This Corporation was originally incorporated as NetBanx.com, Corp, in the State of Nevada, and originally filed January 23, 1998.

2.
The Board of Directors adopted this Amendment and authorized pursuant to laws of the State of Nevada, and the constituent documents of the Corporation, on October 1, 2002 that the name be changed as follows:

The former Article I read: The name of the Corporation is NetJ.com, Corp.

Article I is superseded and replaced as follows: The name of the Corporation is Zoolink Corporation

          The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 21,273,653 of which 21,148,920 (99.41%) voted in favour; and the foregoing changes and amendment s have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

Dated November 7, 2002

/s/ Wendy Paige
Wendy Paige
Acting President/Director